Ex-99.A.10

News Release                                                        The
                                                                    Thomson
Stock symbol:  TOC                                                  Corporation

                        THE THOMSON CORPORATION ANNOUNCES
                     EXPIRATION OF ANTITRUST WAITING PERIOD

                        FOR WAVE TECHNOLOGIES ACQUISITION

Toronto, Ontario, April 5, 2000 -- The Thomson Corporation (TSE: TOC) announced today that the waiting period has expired under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to its US$9.75 per share cash tender offer for Wave Technologies International, Inc. which was announced on March 22, 2000. Thomson said that the expiration became effective at 12:00 Midnight on Tuesday, April 4, 2000. Accordingly, Thomson's tender offer has been cleared by all applicable governmental authorities regulating antitrust concerns.

Thomson's tender offer is scheduled to expire at 12:00 Midnight, Eastern Daylight Time, on Tuesday, April 18, 2000.

The Thomson Corporation, with 1999 revenues of US$5.8 billion, is a leading, global e-information and solutions company in the business and professional marketplace. The Corporation's common shares are listed on the Toronto and London Stock Exchanges. For more information, visit The Thomson Corporation's Internet address at www.thomson.com.

Wave Technologies International, Inc. (NASDAQ: WAVT) develops, markets and delivers training and instructional products related to sophisticated information technologies. Wave's web site is located at www.wavetech.com.

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FOR FURTHER INFORMATION PLEASE CONTACT:

The Thomson Corporation
Stamford, CT, USA

Investor Contact:
John Kechejian:
Vice President, Investor Relations
203-969-8700
john.kechejian@thomson.com

Media Contact:
Janey Loyd:
Vice President, Corporate Communications
203-969-8700
janey.loyd@thomson.com